Exhibit 3.3 Restated and Amended Amendment to Articles of Incorporation

Certificate of Amendment to Articles of Incorporation
For Nevada Profit corporations
(Pursuant to NRS 78.308 and 78.300 - After Issuance of Stock)
Name of corporation:
NATURAL ALTERNATIVE PRODUCTS, INC., A NEVADA CORPORATION

The articles have been amended as follows (provide article numbers, if available):

ARTICLE FOUR OF THE ARTICLES OF INCORPORATION, ORIGINALLY FILED IN THE OFFICE OF THE SECRETARY OF STATE OF NEVADA ON MARCH 4, 1999; SUBPARAGRAPH ONE (1) THEREOF IS AMENDED AS FOLLOWS:

The corporation shall have authority to issue an aggregate of ONE HUNDRED MILLION (100,000,000) Common Capital Shares, PAR VALUE ONE MILL ($0.001) PER SHARE FOR A TOTAL CAPITALIZATION OF ONE HUNDRED THOUSAND DOLLARS ($100,000).

All other provisions of the Articles of Incorporation remain unchanged.
3.
The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is: UNANIMOUS.

4.	Effective date of filing (optional):
5.	Officer Signature (required): /s/ Ron Almadova
*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding share, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees. See attached fee schedule.
Nevada Secretary of State

THIS FORM IS TO ACCOMPANY RESTATED ARTICLES OF INCORPORATION
(PURSUANT TO NRS 78.403, 82.371, 86.221, 88.355 OR 88A.250)
(THIS FORM IS ALSO TO BE USED TO ACCOMPANY RESTATED ARTICLES FOR
LIMITED-LIABILITY LIMITED PARTNERSHIPS AND BUSINESS TRUSTS)

1. Name of Nevada entity as last recorded in this office:
NATURAL ALTERNATIVE PRODUCTS, INC., A NEVADA CORPORATION

2. The articles are being [ ] RESTATED OR [X] AMENDED AND RESTATED (check only one). Please entitle your attached articles “RESTATED” or “AMENDED AND RESTATED”, accordingly.

3. Indicate what changes have been made by checking the appropriate box. *

[ ] No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on ________. The certificate correctly sets for the text of the articles or certificate as amended to the date of the certificate.

[ ] The entity name has been amended.

[ ] The resident agent has been changed. (Attach Certificate of Acceptance from new resident agent)

[ ] The purpose of the entity has been amended.

[ ] The authorized shares have been amended.

[ ] The directors, managers or general partners have been amended.

[ ] IRS tax language has been added.

[ ] Articles have been added.

[ ] Articles have been deleted.

[X] Other. The articles or certificate have been amended as follows: (provide article numbers, if available)
SEE ATTACHED CERTIFICATE OF AMENDMENT

*This form is to accompany Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles or certificates.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees. See attached fee schedule.